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                                                                   EXHIBIT 10.37

                                CONTRACT OF SALE

         This Agreement is entered into by and between MICHAEL J. McDERMOTT and ELIZABETH R. McDERMOTT (collectively "Seller"), and SILVERLEAF RESORTS, INC., a Texas corporation ("Purchaser").

                             W I T N E S S E T H :

         FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

                                   ARTICLE I

                                    PROPERTY

         The conveyance by Seller to Purchaser shall include the following described tracts or parcels of land, together with all and singular the rights and appurtenances pertaining to such land including any right, title and interest of Seller in and to adjacent strips or gores, streets, alleys, or rights-of-way and all rights of ingress and egress thereto:

                 Sixty-one acres, more or less, off the north end of the east half of the Northeast Quarter of Section 14, Township 53, Range 33, being all that part of said half quarter section lying north of the public road; also the Northwest Quarter of the Northeast Quarter of
         Section 14, Township 53, Range 33; also all of the Southeast Quarter of Section 11, Township 53, Range 33 in the City of Smithville, Clay County, Missouri, containing 260 acres more or less.

Hereafter the aforesaid real property is referred to as the "Land."

         The conveyance by Seller to Purchaser shall also include all buildings, fixtures and other improvements on the Land (the "Improvements").

         Hereinafter all property being conveyed to Purchaser by Seller pursuant to this Contract including the Land and the Improvements are sometimes referred to collectively as the "Subject Property."
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                                   ARTICLE II

                                 PURCHASE PRICE

         The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of One Million Five Hundred Sixty Thousand and No/100 Dollars ($1,560,000.00). The purchase price shall be payable all in cash at the closing.

                                  ARTICLE III

                                 EARNEST MONEY

         Within two (2) business days after final execution of this Contract by all parties hereto, Purchaser shall deliver Purchaser's check in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) to Safeco Land Title of Dallas, 5220 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, Attn: John Kerr (the "Title Company"). The Title Company shall immediately cash the earnest money check and deposit the proceeds thereof in an interest bearing account, the earnings from which shall accrue to the benefit of Purchaser (hereinafter the proceeds of the earnest money check shall be referred to as the "Earnest Money").

         In the event that this Contract is closed, then all Earnest Money shall be applied in partial satisfaction of the purchase price. In the event that this Contract is not closed, then the Earnest Money shall be disbursed in the manner provided for elsewhere herein. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Contract, it is understood and agreed that Five Thousand Dollars ($5,000.00) of the Earnest Money shall in all events be delivered to Seller as valuable consideration for the Inspection Period described in Article VI hereinbelow and the execution of this Contract by Seller.

                                   ARTICLE IV

                PRE-CLOSING OBLIGATIONS OF SELLER AND PURCHASER

         Within ten (10) days from the date of execution of this Contract, Seller shall furnish to Purchaser, the following information (collectively, the "Due Diligence Items"):

                a. All information of any kind whatsoever in the possession of Seller concerning possible development of the Subject Property including, but not limited to, any and all plans for the development of the Subject Property, any engineering studies of the Subject Property, any information relating to obtaining the approval of local





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         governing bodies for the development of the Subject Property, any information as to when construction on the Subject Property may commence, any information regarding present or future zoning of the Subject Property, and any information concerning the availability of utilities.

         During the Inspection Period (defined hereinbelow), Purchaser, at its sole cost and expense, shall obtain and deliver to Seller copies of the following (collectively the "Purchaser Due Diligence Items"):

                 a. An updated survey of the Subject Property dated subsequent to the date of execution of this Contract and prepared by a licensed professional engineer or surveyor acceptable to Purchaser, which Survey shall: (a) include a metes and bounds legal description of the Subject Property; (b) accurately show all improvements, encroachments and uses and accurately show all easements and encumbrances visible or listed on the Title Commitment (identifying each by recording reference if applicable); (c) recite the number of acres included in the Subject Property; (d) state whether the Subject Property (or any portion thereof) lies within a flood zone, or flood prone area; (e) contain a certificate verifying that the Survey was made on the ground, that the Survey is correct, that there are no improvements, encroachments, easements, uses or encumbrances except as shown on the survey plat, that the area represented for the Subject Property has been certified by the surveyor as being correct, that the Subject Property does not lie within any flood zone or flood prone area, except as indicated thereon; and (f) otherwise be in form sufficient for the amendment of the boundary exception by the Title Company. Unless otherwise agreed by Seller and Purchaser, the metes and bounds description contained in the Survey shall be the legal description employed in the documents of conveyance of the Subject Property; and

                 b. A current commitment (the "Title Commitment") for the issuance of an owner's policy of title insurance to the Purchaser from the Title Company, together with good and legible copies of all documents constituting exceptions to Seller's title as reflected in the Title Commitment.


                                   ARTICLE V

                            TITLE INSPECTION PERIOD

         Purchaser shall have a period of time commencing on the date of execution of this Contract and expiring on the date of expiration of the Inspection Period (as defined hereinbelow) within which to review and approve the status of Seller's title to the Subject Property (the "Title Review Period"). If the information to be provided to or obtained by Purchaser pursuant to the provisions of Article IV hereinabove reflects or discloses any defect, exception or other matter affecting the Subject Property ("Title Defects") that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period Purchaser shall provide Seller with written notice of Purchaser's objections. Seller may, at its sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so. Should Seller elect to attempt to cure or remove the objections, Seller shall have ten (10) days from the





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date of Purchaser's written notice of objections (the "Cure Period") in which to accomplish the cure. In the event Seller either elects not to cure or remove the objections or is unable to accomplish the cure prior to the expiration of the Cure Period, then Seller shall so notify Purchaser in writing specifying which objections Seller does not intend to cure, and then Purchaser shall be entitled, as Purchaser's sole and exclusive remedies, either to terminate this Agreement by providing written notice of termination to Seller within ten (10) days from the date on which Purchaser receives Seller's no-cure notice or waive the objections and close this transaction as otherwise contemplated herein. If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state of Seller's title to the Subject Property as shown by the Survey and Title Commitment, and any exceptions to Seller's title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be "Permitted Exceptions." It is further understood and agreed that any Title Defects which have been objected to by Purchaser and which are subsequently waived by Purchaser shall be Permitted Exceptions.

                                   ARTICLE VI

                               INSPECTION PERIOD

         Purchaser, at Purchaser's sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of time commencing on the date of execution of this Contract and expiring sixty (60) days thereafter (the "Inspection Period"). Purchaser and Purchaser's duly authorized agents or representatives shall be permitted to enter upon the Subject Property at all reasonable times during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable; provided, however, that no drilling or other ground penetrations or physical sampling in any building shall be done without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser further agrees to indemnify and hold Seller harmless from any claims or damages, including reasonable attorneys' fees, resulting from Purchaser's inspection of the Subject Property. In the event that





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the review and/or inspection conducted by this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser's sole discretion, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then
Purchaser shall be entitled, as Purchaser's sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period. If Purchaser shall provide written notice of cancellation prior to the expiration of the Inspection Period, then this Contract shall be cancelled, all Earnest Money (less $5,000.00) shall be immediately returned to Purchaser by the Title Company, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other. If no notice of cancellation is provided by Purchaser prior to the expiration of the Inspection Period, then this Contract shall remain in full force and effect and the Title Company shall immediately disburse the $50,000.00 Earnest Money deposit to Seller; upon such disbursement the $50,000.00 Earnest Money deposit shall be non-refundable to the Purchaser except in the event of default by Seller hereunder, but, if this Contract closes, then the $50,000.00 Earnest Money deposit shall be applied in partial satisfaction of the purchase price. Purchaser agrees to pay or reimburse to Seller all damages occasioned by Purchaser's inspection and testing of the Subject Property to the extent such damages exceed $1,000.00 and in this connection Purchaser acknowledges that the Subject Property is presently devoted to use as a sod farm and therefore any damage thereto (such as tire ruts and tire tracks) shall constitute damage for purposes of this paragraph.


                                  ARTICLE VII

              REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLER

         Seller represents and warrants to Purchaser that at closing Seller will have good and indefeasible fee simple title to the Subject Property free and clear of all liens, encumbrances, covenants, restrictions, rights-of-way, easements, and any other matters affecting title to the Subject Property except for the Permitted Exceptions, and at closing, Seller will be in a position to convey the Subject Property to Purchaser free and clear of all liens, encumbrances, covenants,





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restrictions, rights-of-way, easements and other such matters affecting title except for the Permitted Exceptions.

         Seller further covenants and agrees with Purchaser that, from the date hereof until the closing, neither Seller nor its subsidiaries shall sell, assign, or convey any right, title, or interest whatsoever in or to the Subject Property, or create or permit to exist any lien, security interest, easement, encumbrance, charge, or condition affecting the Subject Property (other than the Permitted Exceptions) without promptly discharging the same prior to closing.

         Seller hereby further represents and warrants to Purchaser, to the best of Seller's knowledge, as follows:

                 a. There are no actions, suits, or proceedings pending or, to the best of Seller's knowledge, threatened against Seller or otherwise affecting any portion of the Subject Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign;

                 b. The execution by Seller of this Contract and the consummation by Seller of the sale contemplated hereby have been duly authorized, and do not, and, at the closing date, will not, result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement, instrument, or obligation to which Seller is a party or by which the Subject Property or any portion thereof is bound, and do not, and at the closing date will not, constitute a violation of any regulation affecting the Subject Property; and

                 c. Seller has not received any notice of any violation of any ordinance, regulation, law, or statute of any governmental agency pertaining to the Subject Property or any portion thereof.

All of the foregoing representations and warranties of Seller are made by Seller both as of the date hereof and as of the date of the closing hereunder. Notwithstanding the foregoing or anything to the contrary contained herein, it is understood and agreed that the representations and warranties set forth hereinabove shall survive the closing of this Contract only for a period of two
(2) years following the closing date, but not thereafter, and Seller shall have no liability of any kind whatsoever for any breach thereof except to the extent a claim is asserted against Seller within such two (2) year period.





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                                  ARTICLE VIII

                        CONDITIONS PRECEDENT TO CLOSING

         The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

                 a. All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and at closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller's part as required by the terms of this Contract;

                 b. There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Subject Property not described in the Title Commitment except for the Permitted Exceptions;

                 c. There shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Subject Property not shown on the Survey; and

                 d. No material and substantial change shall have occurred with respect to the Subject Property which would in any way affect the findings made in the inspection of the Subject Property described in Article VI hereinabove.

         If any such condition is not fully satisfied by closing, Purchaser may terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, the Earnest Money deposit (less $5,000.00) shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.

                                   ARTICLE IX

                                    CLOSING

         The closing hereunder shall take place at the offices of the Title Company. The closing shall occur on or before twenty (20) days from the date of expiration of the Inspection Period. Purchaser shall notify Seller at least five (5) days in advance of the exact time and date of closing. Purchaser shall have the right to obtain one sixty (60) day extension of the deadline for closing by delivering to Seller, prior to the then scheduled closing deadline, an additional Twenty-Five Thousand and No/100 Dollars ($25,000.00) in non-refundable Earnest Money. If Purchaser exercises this right, then the deadline for closing of this Contract shall be extended by sixty (60) days; the additional $25,000.00 in Earnest Money which is paid by Purchaser in order to extend the deadline for closing of this Contract shall be non-refundable to Purchaser





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except in the event of a default by Seller hereunder, but, if this Contract closes, then such additional Earnest Money shall be applied in partial satisfaction of the purchase price payable hereunder. Upon the expiration of the first sixty (60) day extension, Purchaser shall have the right to obtain a second sixty (60) day extension of the deadline for closing by delivering to Seller, prior to the then scheduled closing deadline, an additional Twenty-Five Thousand and No/100 Dollars ($25,000.00) in non-refundable Earnest Money. If Purchaser exercises this right, then the deadline for closing of this Contract shall be extended by sixty (60) days; the additional $25,000.00 in Earnest Money which is paid by Purchaser in order to extend the deadline for closing of this Contract a second time shall also be non-refundable to Purchaser except in the event of a default by Seller hereunder, but, if this Contract closes, then such additional Earnest Money shall also be applied in partial satisfaction of the purchase price payable hereunder.

                                   ARTICLE X

                        SELLER'S OBLIGATIONS AT CLOSING

         At the closing, Seller shall do the following:

                 a. Deliver to Purchaser a deed covering the Subject Property, duly signed and acknowledged by Seller, which deed shall be in form reasonably acceptable to Purchaser for recording and shall convey to Purchaser good and marketable title to the Subject Property, free and clear of all liens, rights-of-way, easements, and other matters affecting title to the Subject Property, except for the Permitted Exceptions.

                b. Deliver or cause to be delivered to Purchaser an ALTA owner's form of title insurance policy (the "Title Policy") insuring Purchaser in the amount of the purchase price that Purchaser has acquired good and marketable title to the Subject Property, subject only to the Permitted Exceptions. Purchaser shall be entitled to request the Title Company to provide, at Purchaser's sole cost and expense, such endorsements (or amendments) to the Title Policy as Purchaser may reasonably require so long as such endorsements or amendments impose no additional liability on Seller or delay the closing. Purchaser acknowledges and agrees that the Title Policy may be actually delivered within a reasonable time following the closing so long as Purchaser has received at closing a current binding title commitment obligating the Title Company to deliver the Title Policy. Purchaser shall pay the premium for a standard owner's form of title insurance policy in the amount of the purchase price; the cost of any title endorsements required by Purchaser, and the cost of reinsurance reasonably required by Purchaser shall also be paid by Purchaser.

                 c. Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.





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                 d.       Deliver to Purchaser any other documents or items
         necessary or convenient in the reasonable judgment of Purchaser to carry out the intent of the parties under this Contract, so long as such documents do not occasion any cost or charge to Seller.

                                   ARTICLE XI

                       PURCHASER'S OBLIGATIONS AT CLOSING

         At the closing, Purchaser shall deliver to Seller the purchase price in cash.

                                  ARTICLE XII

                             COSTS AND ADJUSTMENTS

         At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

                 a. Any real estate transfer taxes or sales taxes payable in connection with the sale of the Subject Property shall be paid in full by Seller.

                 b. Ad valorem taxes for the Subject Property for the current calendar year shall be prorated as of the date of closing, and Seller shall pay to Purchaser in cash at closing Seller's pro rata portion of such taxes. Seller's pro rata portion of such taxes shall be based upon taxes actually assessed for the current calendar year or, if for any reason such taxes for the Subject Property have not been actually assessed, such proration shall be based upon the amount of such taxes for the immediately preceding calendar year, and adjusted by cash settlement when exact amounts are available.
         However, anything herein to the contrary notwithstanding, any tax abatement or refund for a period of time prior to closing shall belong to Seller.

                 c. All other closing costs, including but not limited to, recording and escrow fees shall be divided equally between Seller and Purchaser; provided, however, that Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys.

         Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature (except those items which under the terms of this Contract specifically become the obligation of Purchaser), brought by third parties and based on events occurring on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way





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related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys' fees.

         Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XII shall survive the closing hereunder.

                                  ARTICLE XIII

                               ENTRY ON PROPERTY

         Purchaser, Purchaser's agents, employees, servants, or nominees, are hereby granted the right to enter upon the Subject Property at any time prior to closing for the purpose of inspecting the Subject Property and conducting such engineering and mechanical tests as Purchaser may deem necessary or advisable, any such inspections and tests to be made at Purchaser's sole expense. Purchaser agrees to indemnify and hold Seller harmless from and against any and all losses, damages, costs, or expenses incurred by Seller as a result of any inspections or tests made by Purchaser.

                                  ARTICLE XIV

                             POSSESSION OF PROPERTY

         Possession of the Property free and clear of all uses and encroachments, except the Permitted Exceptions, shall be delivered to Purchaser at closing.

                                  ARTICLE XVI

                                    NOTICES

         All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph. All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested. Notices delivered by mail shall be deemed given when deposited in a post office or other depository under the care





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or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, addressed as follows:

         Seller:                        Michael J. McDermott
                                        Elizabeth R. McDermott
                                        8114 N.W. Hillside Drive
                                        Weatherby Lake, Missouri  64152
                                        Telephone No.:  (816) 587-9238

         With Required Copy to:         R. Michael Gunn
                                        3000 Brooktree Lane
                                        Gladstone, Missouri  04117
                                        Telephone No.:  (816) 454-5600
                                        Facsimile No.:  (816) 454-3678

         Purchaser:                     Silverleaf Resorts, Inc.
                                        1221 Riverbend Drive
                                        Suite 120
                                        Dallas, Texas  75247
                                        Attn:  Robert E. Mead
                                        Telephone No.:  (214) 631-1166
                                        Facsimile No.:  (214) 905-0514

         With Required Copy to:         Meadows, Owens, Collier, Reed,
                                        Cousins & Blau, L.L.P.
                                        3700 NationsBank Plaza
                                        901 Main Street
                                        Dallas, Texas  75202
                                        Attn:  George R. Bedell, Esq.
                                        Telephone No.:  (214) 749-2448
                                        Facsimile No.:  (214) 747-3732


                                  ARTICLE XVII

                                    REMEDIES

         In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, it shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the Earnest Money (less $5,000.00) shall be returned immediately to Purchaser by the Title Company and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or
(iii) to sue Seller for specific performance. Except as otherwise set forth herein, in no event shall Purchaser have the right to sue Seller for damages.

         In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller's sole remedy shall be to receive the Earnest Money. The Earnest Money is agreed upon by and





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between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined (except for damages to sod as discussed in Article VI hereof), and Seller shall accept the Earnest Money as Seller's total damages and relief.

                                 ARTICLE XVIII

                                   ASSIGNMENT

         Purchaser shall have the right to nominate who shall take title and who shall succeed to Purchaser's duties and obligations hereunder, or assign this Contract to any person, firm, corporation, or other entity which Purchaser may, at Purchaser's sole option, choose, and from and after such nomination or assignment, wherever in this Contract reference is made to Purchaser such reference shall mean the nominee or assignee who shall succeed to all the rights of Purchaser hereunder. Any such assignment shall not be effective until Seller has received written notice thereof; further, such assignment shall not relieve Purchaser of any of its obligations or liabilities hereunder.

                                  ARTICLE XIX

                       INTERPRETATION AND APPLICABLE LAW

         This Agreement shall be construed and interpreted in accordance with the laws of the State of Missouri and venue for all suits shall be in Circuit Court in Clay County, Missouri. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms "successors and assigns" shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.





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                                   ARTICLE XX

                                   AMENDMENT

         This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

                                  ARTICLE XXI

                                   AUTHORITY

         Each person executing this Contract warrants and represents that he is fully authorized to do so.

                                  ARTICLE XXII

                                ATTORNEYS' FEES

         In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys' fees and costs of court incurred in such suit.

                                 ARTICLE XXIII

                              DESCRIPTIVE HEADINGS

         The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                                  ARTICLE XXIV

                                ENTIRE AGREEMENT

         This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior





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and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

                                  ARTICLE XXV

                            MULTIPLE ORIGINALS ONLY

         Numerous copies of this Contract may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument.

                                  ARTICLE XXVI

                                   ACCEPTANCE

         Seller shall have until 5:00 o'clock p.m., February 18, 1998, to execute and return a fully executed original of this Contract to Purchaser, otherwise this Contract shall become null and void. Time is of the essence of this Contract. The date of execution of this Contract by Seller shall be the date of execution of this Contract. If the final date of any period falls upon a Saturday, Sunday, or legal holiday under the laws of the State of Missouri, then in such event the expiration date of such period shall be extended to the next day which is not a Saturday, Sunday, or legal holiday under the laws of the State of Missouri.

                                 ARTICLE XXVII

                             REAL ESTATE COMMISSION

         In the event that this Contract closes, but not otherwise, Seller agrees to pay at closing a real estate commission to Basswood Realty ("Broker"), such commission to be in the amount of five percent (5%) of the purchase price payable hereunder. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any other real estate broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any other real estate broker's, finder's, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any other real estate broker, agent, finder, or any other party in connection with this transaction, and that Purchaser has not taken any action which would result in any other real estate broker's, finder's, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys' fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein. Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XXVII shall survive the closing.

                                 ARTICLE XXVIII

                                NON-RECORDATION

         Purchaser agrees and warrants that it will not place of record with the Clay County Recorder of Deeds Office this Contract or any part of this agreement or any instrument, memorandum or notice making reference to this Contract and in the event of any recordation in violation of this Article then Purchaser shall forfeit any and all rights Purchaser has in the Earnest Money and further this Contract shall, at Seller's option, be void.

                                  ARTICLE XXIX

                               TAX FREE EXCHANGE

                 a. Notwithstanding any terms in this Contract to the contrary, Seller shall have the right to exchange the Subject Property to qualify as a tax-deferred exchange under the provision of Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury Regulations thereunder.

                 b. Purchaser agrees to cooperate with Seller with respect to any tax-deferred exchange pursuant to the provisions of
         Section 1031 of the Code and the Treasury Regulations thereunder, provided that (i) Purchaser incurs no additional cost, expense or delay attributable to the exchange, including attorneys' fees, deed excise taxes and recording fees; (ii) Seller agree to indemnify and hold Purchaser harmless from and against all liability arising out of its cooperation in effecting the exchange as requested by Seller; and
         (iii) Purchaser shall have no personal liability with respect to the deferred exchange and shall not be required to purchase any replacement property (the "Replacement Property").

                 c. Seller and Purchaser acknowledge that Purchaser shall not be deemed Seller's agent in connection with said exchange. Seller and Purchaser further acknowledge that all agreements in connection with performing the Exchange shall be prepared at Seller's expense by Seller's counsel.

                 d. Seller shall have the right to transfer its interests under the Agreement to a qualified intermediary (the "Intermediary") in accordance with the provisions of Section 1031 of the Code and the Treasury Regulations thereunder, and, as a result of that transfer, the Intermediary will acquire an equitable interest in the title to the Subject Property.

         EXECUTED on this the 18th day of February, 1998.

                                   SELLER:



                                   /s/ MICHAEL J. MCDERMOTT
                                   -------------------------------------------
                                   MICHAEL J. MCDERMOTT


                                   /s/ ELIZABETH R. MCDERMOTT
                                   -------------------------------------------
                                   ELIZABETH R. MCDERMOTT

         EXECUTED on this the 18th day of February, 1998.

                                   PURCHASER:


                                   SILVERLEAF RESORTS, INC., a Texas corporation



                                   By: /s/ ROBERT E. MEAD
                                      ----------------------------------------
                                   Name: Robert E. Mead
                                        --------------------------------------
                                   Its:  CEO
                                       ---------------------------------------



RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

SAFECO LAND TITLE OF DALLAS



By: /s/ J. G. KERR
   --------------------------
Name: J. G. Kerr, V.P.
     ------------------------
Its: Special Projects
    -------------------------
     Senior Commercial Escrow Officer



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